EHEALTH, INC.
EXECUTIVE BONUS PLAN
CASH PERFORMANCE AWARD AGREEMENT

Participant: [Insert Name]
Performance Bonus Target Amount: $[Insert Amount]
Performance Periods:    See Exhibit A
The Participant has been granted a cash bonus opportunity under the eHealth, Inc. (the “Company”) Executive Bonus Plan, as amended (the “Bonus Plan”) in an aggregate amount equal to the Performance Bonus Target Amount set forth above (the “Cash Performance Award”). The Cash Performance Award is subject to the terms of this Cash Performance Award Agreement, including all exhibits attached hereto (the “Award Agreement”) and the Bonus Plan, the terms of which are incorporated by reference. Capitalized terms which are not otherwise defined in this Award Agreement shall have the meanings ascribed to such terms in the Bonus Plan.
1.Vesting and Payment. The Cash Performance Award (or portions thereof) shall vest and become payable subject to the terms set forth in the Performance Goal Matrix attached as Exhibit A hereto.
2.Section 409A. The Cash Performance Award and all payments and benefits to U.S. taxpayers hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Code and the Treasury regulations thereunder (“Section 409A”) and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury regulations Section 1.409A-2(b)(2). In no event will the Company (or any parent or subsidiary of the Company) have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless the Participant (or any other person) for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
Notwithstanding anything in the Bonus Plan or this Award Agreement or any other agreement, if the vesting of the balance, or some lesser portion of the balance, of the Cash Performance Award is accelerated in connection with the termination of Participant’s status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Committee), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Cash Performance Award will result in the imposition of additional tax under Section 409A if paid to Participant on or within the 6-month period following the cessation of Participant’s status as a Service Provider, then the payment of such accelerated Cash Performance Award will not be made until the date 6 months and 1 day following the date of cessation of Participant’s status as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Cash Performance Award will be paid to Participant’s estate as soon as practicable following his or her death.

3.No Obligation to Continue Service. Neither the Company nor any of its subsidiaries is obligated by or as a result of the Bonus Plan or this Agreement to continue the Participant’s service and neither the Bonus Plan nor this Agreement shall interfere in any way with the right of the Company or any of its subsidiaries to terminate the service of the Participant at any time.
4.Integration. Unless otherwise specified in a written agreement between the Company and Participant, this Award Agreement, together with the Bonus Plan, constitutes the entire agreement between the parties with respect to the Cash Performance Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
By accepting this Cash Performance Award, whether electronically or otherwise, Participant consents to receive the Bonus Plan and other related documents by electronic delivery and to participate in the Bonus Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company. Participant acknowledges that Participant has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Bonus Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Bonus Plan or this Award Agreement.

EHEALTH, INC.
By:______________________________
Name: ___________________________
Title: ____________________________

This Cash Performance Award Agreement is hereby accepted by the Participant on the terms set forth herein.

Participant Signature:____________________________
Participant Name: ______________________________
Dated: _______________________________________

Exhibit A
Performance Goal Matrix

[Performance Matrix for individual awards to be inserted]